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From:  Gail A. Gerono
       Vice President, Investor Relations
       412 787-6795

                               -- NEWS RELEASE --

                    CALGON CARBON ANNOUNCES CEO's RESIGNATION

PITTSBURGH, PA - February 25, 2003 - Calgon Carbon Corporation (NYSE: CCC) announced today the resignation of James A. Cederna (52) its chairman, president, and chief executive officer. He intends to pursue other career opportunities. Mr. Cederna served as chief executive officer since April 1999 and chairman since May 2001. Mr. Cederna also resigned as a director of Calgon Carbon.

The board of directors appointed John S. Stanik (49) acting president and chief executive officer while a search is undertaken for a successor to Mr. Cederna. Mr. Stanik has served most recently as senior vice president, operations - Americas and Asia, and formerly in various positions of increasing responsibility as director, engineered systems; Big Sandy plant manager; and senior vice president, manufacturing. Before joining Calgon Carbon in 1991, Mr. Stanik was general manager of operations for Davy McKee Corporation.

The board also named Thomas A. McConomy (69) as acting chairman. Mr. McConomy was one of the founders of Calgon Carbon and served as chief executive officer from April 1985 until June 1994 and from February 1998 until April 1999. He has been a member of Calgon Carbon's board of directors since the company was founded.

This release contains "forward-looking statements" as defined by Section 21E of the Securities Exchange Act of 1934. Actual results may differ materially from those expressed or implied in the forward-looking statements. The company undertakes no obligation to publicly release any revisions to forward-looking statements to reflect events or circumstances occurring after the date hereof.

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer. The Company employs approximately 1,000 people at 13 operating facilities and 11 sales and services centers worldwide.

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